    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 5, 2001



                                                      REGISTRATION NO. 333-67004

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                                  CONOCO INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                              600 NORTH DAIRY ASHFORD                            51-0370352
    (State of incorporation)                       HOUSTON, TEXAS 77079                    (I.R.S. Employer Identification
                                                    TEL: (281) 293-1000                                 No.)
                                    (Address, including zip code, and telephone number,
                                      including area code, of registrant's principal
                                                    executive offices)

                             ---------------------


                            RICK A. HARRINGTON, ESQ.

               SENIOR VICE PRESIDENT, LEGAL, AND GENERAL COUNSEL
                                  CONOCO INC.
                            600 NORTH DAIRY ASHFORD
                              HOUSTON, TEXAS 77079
                              TEL: (281) 293-1000
                              FAX: (281) 293-1440
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------

                                   Copies to:

                              KELLY B. ROSE, ESQ.
                               BAKER BOTTS L.L.P.
                              3000 ONE SHELL PLAZA
                                 910 LOUISIANA
                           HOUSTON, TEXAS 77002-4995
                              TEL: (713) 229-1234
                              FAX: (713) 229-1522

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE



--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
                                                                    PROPOSED MAXIMUM       PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                             AMOUNT TO BE      OFFERING PRICE           AGGREGATE            AMOUNT OF
SECURITIES TO BE REGISTERED                         REGISTERED          PER SHARE           OFFERING PRICE      REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share(1)......     2,000,000           $25.23(2)           $50,460,000(2)         $12,615(3)
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------



(1)Includes associated preferred share purchase rights, which will attach to and trade with the shares of Common Stock of Conoco Inc. ("Conoco") being registered hereby ("New Common Stock"). The New Common Stock being registered hereby will be issued pursuant to Conoco Connection, Conoco's direct stock purchase and dividend reinvestment plan set forth in the prospectus included herein, after completion of the merger contemplated by the Agreement and Plan of Merger, dated as of July 17, 2001, as amended and restated in its entirety as of July 31, 2001, between Conoco and Conoco Delaware I, Inc., a wholly owned subsidiary of Conoco, pursuant to which each outstanding share of Class A common stock, par value $.01 per share, of Conoco ("Class A Common Stock"), and each outstanding share of Class B common stock, par value $.01 per share, of Conoco ("Class B Common Stock") will be converted into one share of New Common Stock.



(2)Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c). Pursuant to Rule 457(c), the proposed maximum offering price has been calculated based on the average of the high and low prices of the Class B Common Stock on the New York Stock Exchange on October 3, 2001.



(3)A filing fee of $778 has been previously paid. In addition, pursuant to Rule 457(p) under the Securities Act, Conoco hereby offsets the registration fee required in connection with this Registration Statement by $13,423 previously paid by Conoco in connection with the registration of 1,841,604 shares of Class A Common Stock and Class B Common Stock pursuant to its registration statement on Form S-1 (Registration No. 333-88573) filed with the Securities and Exchange Commission (the "SEC") on October 7, 1999, as amended by Conoco's registration statement on Form S-3 filed with the SEC on November 1, 1999, which remain unsold. Accordingly, no additional filing fee is being paid in connection with this filing.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS


                                  CONOCO INC.


                        2,000,000 SHARES OF COMMON STOCK

                            PAR VALUE $.01 PER SHARE

     Conoco Inc. is pleased to offer you the opportunity to participate in CONOCO CONNECTION, a direct stock purchase and dividend reinvestment plan. Participants in CONOCO CONNECTION may:

     - Purchase shares without paying brokerage fees.

     - Reinvest dividends and/or make additional cash purchases by check or automatic deduction from their U.S. bank accounts.

     - Transfer and sell shares easily.

     - Own and transfer shares without holding stock certificates.

     Conoco has appointed EquiServe Trust Company, N.A. to administer CONOCO CONNECTION. All purchases of common stock will be made by EquiServe at 100% of the then-current market price of the common stock, calculated as described in this prospectus, either in the open market or from Conoco.


     The common stock has been approved for listing on the New York Stock Exchange under the symbol "COC."



      INVESTING IN CONOCO COMMON STOCK INVOLVES RISKS.   SEE QUESTION 30, WHAT
ARE THE RISKS OF PARTICIPATING IN CONOCO CONNECTION? BEGINNING ON PAGE 27 OF THIS PROSPECTUS.


     To the extent required by law in certain jurisdictions, shares offered through CONOCO CONNECTION will be offered through a registered broker dealer to persons not currently Conoco stockholders.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


October 5, 2001

                                 [CONOCO LOGO]

                                  CONOCO INC.

                               CONOCO CONNECTION

                                OCTOBER 5, 2001


                               TABLE OF CONTENTS


                                                                                 PAGE
                                                                                 ----
Summary........................................................................    4
CONOCO CONNECTION..............................................................    4
ABOUT CONOCO...................................................................    6
CONOCO CONNECTION..............................................................    7
   1.  What is CONOCO CONNECTION?..............................................    7
   2.  What options are available under CONOCO CONNECTION?.....................    7
   3.  Who administers CONOCO CONNECTION? How do I contact them?...............    8
   4.  Who can join CONOCO CONNECTION?.........................................    9
   5.  How do I join CONOCO CONNECTION?........................................    9
   6.  Can I enroll via the Internet?..........................................   11
   7.  Are there fees associated with participation?...........................   12
   8.  What are the dividend payment options?..................................   12
   9.  How do I change my dividend payment option?.............................   13
  10.  How can I stop reinvesting dividends?...................................   14
  11.  Can my cash dividends be deposited directly to my bank account?.........   14
  12.  How do I make additional cash purchases of common stock?................   15
  13.  How do I change or stop automatic deductions from my bank account?......   16
  14.  Is there any limit on cash purchases?...................................   16
  15.  How are shares purchased and priced?....................................   17
  16.  When will shares be purchased?..........................................   17
  17.  How are payments with "insufficient funds" handled?.....................   18

                                                                                 PAGE
                                                                                 ----
  18.  Will I receive stock certificates for shares I purchase through CONOCO
       CONNECTION?.............................................................   19
  19.  What is the "book-entry" procedure for holding and transferring
       shares?.................................................................   19
  20.  How do I get a stock certificate for the shares credited to my
       account?................................................................   20
  21.  Why should I deposit my stock certificates with EquiServe? How can I do
       this?...................................................................   20
  22.  How do I sell shares?...................................................   21
  23.  Can I transfer my shares to someone else?...............................   23
  24.  What reports will I receive?............................................   23
  25.  What are the tax consequences of participating in CONOCO CONNECTION?....   24
  26.  Will federal income tax be withheld from dividends or sales proceeds?...   25
  27.  What if Conoco issues a stock dividend or declares a stock split or
       rights offering?........................................................   26
  28.  How do I vote my CONOCO CONNECTION shares at stockholder meetings?......   26
  29.  Can CONOCO CONNECTION be changed or terminated?.........................   26
  30.  What are the risks of participating in CONOCO CONNECTION?...............   27
  31.  What law applies to CONOCO CONNECTION?..................................   28
  32.  How will Conoco use the proceeds from its sale of stock?................   28
  33.  How can I find more information about Conoco?...........................   28
Experts........................................................................   31
Legal Matters..................................................................   31

                                    SUMMARY


     This summary highlights selected information from this document but may not contain all the information that is important to you. To fully understand CONOCO CONNECTION and for a more complete description of the legal terms of CONOCO CONNECTION, you should read carefully this entire document and the documents to which we have referred you. To find out how to obtain copies of these documents, see Question 33, How can I find more information about Conoco? on page 28.


                               CONOCO CONNECTION

     - If you are not currently a Conoco stockholder, you can purchase common stock for the first time with a minimum investment of $250. Your initial purchase can be made in one payment of $250 by check or money order or through automatic deductions of a minimum of $50 per transaction from your U.S. bank account for at least five consecutive purchases.

     - If you are an existing stockholder, you may:

      - Automatically reinvest all or part of your cash dividends in additional shares.

      - Make additional cash purchases of common stock (minimum of $50) by check, money order or automatic deductions from your U.S. bank account.

     - You do not need to reinvest your dividends to participate. Dividends not reinvested can be paid to you by check or electronic deposit to your U.S. bank account.

     - Cash investments are subject to an annual maximum of $250,000 through CONOCO CONNECTION.

     - Purchase orders are processed at least once every five days.

     - Your whole and fractional Conoco shares are held in safe and convenient book-entry form.

      However, stock certificates are free of charge upon request.

     - For safekeeping purposes, stock certificates can be converted into book-entry shares, which will be credited to your account at no cost to you.


     - You can sell your shares by simply picking up the telephone and instructing EquiServe or through EquiServe's web site, www.equiserve.com. Sale orders are processed daily.


     - You can transfer shares or make gifts of shares easily and at no cost.

     - You can handle all transactions by mail and most by fax and can accomplish many account inquiries and sell shares over the telephone and/or Internet.

HOW TO PARTICIPATE IN CONOCO CONNECTION:

     - New investors may make their initial investment by completing an Initial Investment Form and either mailing it with a check or money order for at least $250 or, alternatively, new investors can make their first purchase by authorizing automatic deductions of a minimum of $50 per transaction for at least five consecutive purchases from a designated account at a U.S. bank or financial institution. New investors can also enroll on the Internet at www.equiserve.com.

     - Current registered stockholders can reinvest dividends immediately by filling out the Enrollment Authorization Form and sending it to EquiServe. They can also make additional cash purchases of common stock by sending a check for a minimum of $50 or by authorizing EquiServe to make automatic deductions of a minimum of $50 from a designated account at a U.S. bank or financial institution.

     - Conoco stockholders holding their stock through a broker must become registered stockholders to enroll in CONOCO

      CONNECTION. See Question 5, How do I join CONOCO CONNECTION? for instructions.

FEES AND COMMISSIONS:

     - New investors pay a one-time fee of $10, taken from their initial investment funds. Current stockholders enrolling to reinvest dividends or make additional cash purchases do not pay this fee.

     - Conoco pays all fees and brokerage commissions on dividend reinvestments, and most fees and all brokerage commissions on purchases, in addition to the cost of annual maintenance of your account and the fees for automatic deductions from your bank account.

     - You will be charged a $10 fee and reasonable brokerage commissions (currently $0.12 per share) on sales of shares through CONOCO CONNECTION.

     - Returned checks or failed automatic deduction transactions will result in a charge of $25 to the participant.

                                  ABOUT CONOCO

     - Conoco is a major, integrated, global energy company. Conoco was founded in 1875 and is involved in exploring for and developing, producing and selling crude oil, natural gas and natural gas liquids, refining crude oil and other feedstocks into petroleum products, buying and selling crude oil and refined products and transporting, distributing and marketing petroleum products. Conoco is also engaged in developing and operating power facilities.


     - The common stock has been approved for listing on the New York Stock Exchange under the symbol "COC."


     - Conoco's principal executive office is located at 600 North Dairy Ashford, Houston, Texas 77079, and its telephone number is (281) 293-1000.

                               CONOCO CONNECTION

     The following questions and answers explain and constitute CONOCO
CONNECTION:

1. WHAT IS CONOCO CONNECTION?

     CONOCO CONNECTION is a convenient and economical way for new investors to make an initial investment in Conoco common stock and for existing stockholders to increase their holdings of Conoco common stock. Participants in CONOCO CONNECTION may elect to have dividends on common stock automatically reinvested and to make additional cash purchases.

     Participation in CONOCO CONNECTION is entirely voluntary and we give no advice regarding your decision to join CONOCO CONNECTION. However, if you decide to participate in CONOCO CONNECTION, an enrollment form and reply envelope are enclosed for your convenience. Initial Investment Forms for new investors are also available, and may be completed, on the Internet at www.equiserve.com.

2. WHAT OPTIONS ARE AVAILABLE UNDER CONOCO CONNECTION?

     CONOCO CONNECTION allows participants to:

     - Make initial investments in common stock;

     - Have their dividends on common stock automatically reinvested (fully or partially) in additional shares of common stock; and

     - Make additional cash purchases of common stock by check, money order or automatic deductions from their U.S. bank accounts.

     As a participant, you can mix and match CONOCO CONNECTION features. For example, you can convert your stock certificates into book-entry shares, continue to receive dividends in cash, and purchase more shares through additional cash purchases.

3. WHO ADMINISTERS CONOCO CONNECTION? HOW DO I CONTACT THEM?

     Conoco has engaged EquiServe Trust Company, N.A. to administer and act as agent for CONOCO CONNECTION. EquiServe purchases shares of Conoco common stock acquired under CONOCO CONNECTION, keeps records, sends statements of account activity to participants and performs all other administrative duties relating to CONOCO CONNECTION.

     By enrolling in CONOCO CONNECTION, you are authorizing EquiServe to receive your initial investment and/or additional cash purchases and/or dividends (if you reinvest your dividends) on your behalf and to apply these amounts to the purchase of Conoco common stock.

     All inquiries, notices, requests and other communications concerning CONOCO CONNECTION should be directed to:

    CONOCO CONNECTION
    C/O EQUISERVE
    P.O. BOX 2598
    JERSEY CITY, NJ 07303-2598

     TELEPHONE


Available 24 hours a day, 7 days a week
Current stockholders:                            (800) 317-4445
New investors requesting program material:       (800) 483-0294

          Customer service representatives:

U.S.:                                            (800) 317-4445
Outside the U.S. and Canada:                     (201) 324-0313
TDD:                                             (201) 222-4955

        Available from 8:30 a.m. to 7:00 p.m. U.S. Eastern time each business day for both current and new investors with questions about CONOCO CONNECTION.

     INTERNET

     You can obtain information about your CONOCO CONNECTION account on EquiServe's Internet site at www.equiserve.com. At the Internet site, you can access your share balance, sell shares, request a stock certificate, and obtain online forms and other information about your account. To get access, you will require a password. EquiServe will automatically send you a password. If you need a password prior to receiving your password in the mail, call 877-THE-WEB7 (877-843-9327).

     Conoco may assume the administration of CONOCO CONNECTION at any time or appoint another agent for CONOCO CONNECTION without prior notice to participants.

4. WHO CAN JOIN CONOCO CONNECTION?

     Anyone is eligible to join CONOCO CONNECTION, whether or not they are currently stockholders of Conoco. If you are a resident of a foreign country, you should make sure that participation would not violate any laws in your home country.

5. HOW DO I JOIN CONOCO CONNECTION?

     - Registered stockholders. If you are already a Conoco stockholder of record (that is, if you own shares that are registered in your name, not your broker's name), you may enroll in CONOCO CONNECTION simply by completing and returning the enclosed Enrollment Authorization Form. Forms may also be obtained by calling EquiServe directly at (800) 317-4445.

     - Stockholders owning Conoco common stock through a Bank, Broker or Trustee. If you own shares of Conoco common stock but they are held in the name of a bank, broker or trustee in "street" or nominee name, you can become a registered holder by instructing your bank, broker or trustee to transfer at least one share into your name. Once at least one share is registered in your name, you can complete an Enrollment Authorization Form as described above.

     You may also enroll in the same manner as someone who is not currently a stockholder as described below.

     - New investors. If you are not a current Conoco stockholder or if you want to establish a separate account by purchasing shares through CONOCO CONNECTION (for example, a joint account with your spouse, or as a custodian for a minor), you may enroll by filling out an Initial Investment Form and returning it to EquiServe with a payment of at least $250 and no more than $250,000. Initial cash payments may be made by check or money order payable to "EquiServe -- Conoco." All money must be in U.S. funds and drawn on a U.S. bank or financial institution. Third-party checks will not be accepted. As an alternative, you may enroll by accessing CONOCO CONNECTION over the Internet at www.equiserve.com and make your initial purchase through authorizing automatic deductions from your U.S. bank or financial institution.


     Conoco will waive the $250 minimum initial investment for new investors who choose to make their initial purchase and subsequent on-going purchases of common stock through automatic monthly investments. You must authorize an Automatic Clearing House deduction of a minimum of $50 per transaction from a designated account at a U.S. bank or financial institution for at least five consecutive purchases. To do this, you must complete and return an Authorization Form for Automatic Deductions to EquiServe, together with a voided blank check or savings account deposit slip for the account from which funds are to be drawn. An Authorization Form for Automatic Deductions is located on the reverse of the Initial Investment Form. You should allow four to six weeks for the first investment to be initiated. You can designate whether you would like funds deducted once or twice per month on either the first day of the month, the fifteenth day of the month, or both. Once automatic deductions are initiated, funds will be drawn from your account on the first and/or fifteenth day of each month or the next business day if the first and/or fifteenth are not business days. After fulfilling the minimum purchase requirement, you can stop the automatic investments by telephoning or writing to EquiServe.

     Your enrollment fee of $10 will be subtracted from your initial investment amount, with the remainder of the funds being applied toward your first purchase.

6. CAN I ENROLL VIA THE INTERNET?


     If you are not currently a Conoco stockholder or if you want to establish a separate account by purchasing shares through CONOCO CONNECTION, you may enroll in CONOCO CONNECTION and make your initial investment in shares via the Internet. You can access the CONOCO CONNECTION prospectus through the Internet at www.equiserve.com. After reviewing this document, click on "Enrollment" to link to a secure web site where, after providing the necessary information, you may enroll in CONOCO CONNECTION by authorizing automatic deductions of a minimum of $50 per transaction (once or twice per month) from a designated account at a U.S. bank or financial institution for at least five consecutive purchases.

7. ARE THERE FEES ASSOCIATED WITH PARTICIPATION?


     - New investors in Conoco common stock pay a one-time fee of $10 upon joining CONOCO CONNECTION, which will be deducted from their initial investment funds. Current stockholders enrolling to reinvest dividends or make additional cash purchases of common stock do not pay this fee unless they establish a separate account. Conoco pays the brokerage commission on shares purchased with your initial investment.


     - Conoco pays the fees and brokerage commissions on all other purchases, including dividend reinvestments, in addition to the fees for automatic deductions from your bank account and the annual maintenance cost of your account.

     - If you ask EquiServe to sell any of your shares, you will be charged a $10 fee and reasonable brokerage commissions (currently $0.12 per share).

     - Returned checks or failed automatic deduction transactions will result in a charge of $25 to you.

8. WHAT ARE THE DIVIDEND PAYMENT OPTIONS?

     Participants in CONOCO CONNECTION may choose to reinvest some, all or none of their dividends.

     - If you elect full reinvestment, cash dividends paid on all Conoco common stock registered in your name, whether held by you in stock certificate form or credited to your book-entry account, will be applied to the purchase of additional shares of Conoco common stock, on or around the dividend payment date.

     - If you elect partial reinvestment of dividends, a portion of your dividend proceeds will be paid to you in cash, and the remainder will be used to purchase additional shares of Conoco common stock, on or around the dividend payment date. To do this, you must specify the number of whole shares on which you wish to receive cash dividends. The dividends on the balance of your shares will be reinvested. You may choose to have cash dividends directly deposited in your designated account at a U.S. bank or financial institution or sent to you by check.

     - You can also elect to receive all of your dividends in cash rather than reinvesting them. If you do not elect a dividend payment option on the enrollment form, your dividends will be fully reinvested.

     CONOCO EXPECTS ANY FUTURE DIVIDENDS ON SHARES OF COMMON STOCK TO BE PAID ON THE 10TH OF MARCH, JUNE, SEPTEMBER AND DECEMBER TO STOCKHOLDERS OF RECORD ON THE 10TH OF THE PRECEDING FEBRUARY, MAY, AUGUST AND NOVEMBER.

9. HOW DO I CHANGE MY DIVIDEND PAYMENT OPTION?

     You may change your dividend option, including the amount of dividends received in cash or applied to the purchase of additional shares, at any time by telephoning EquiServe, or by completing and submitting a new Enrollment Authorization Form by fax or mail. EquiServe must receive any changes before the dividend record date for the change to be effective for that dividend. You can obtain the Enrollment Authorization

Form by contacting EquiServe by telephone or at the address provided in Question 3, Who administers CONOCO CONNECTION? How do I contact them? You can also obtain a copy of the form on EquiServe's Internet site.

10. HOW CAN I STOP REINVESTING DIVIDENDS?

     You may discontinue reinvestment of dividends at any time by calling or writing to EquiServe at the telephone numbers and address set forth in Question 3, Who administers CONOCO CONNECTION? How do I contact them? However, EquiServe must receive your request before the dividend record date for the change to be effective for that dividend.

     Even if you stop reinvestment, your shares will continue to be credited in book-entry form to your account at EquiServe unless you request a stock certificate. You may request a certificate for all or part of your shares by following the procedures set forth in Question 20, How do I get a stock certificate for the shares credited to my account?

11. CAN MY CASH DIVIDENDS BE DEPOSITED DIRECTLY TO MY BANK ACCOUNT?

     Through CONOCO CONNECTION's direct deposit feature, you may elect to have any cash dividends not reinvested paid by electronic funds transfer to your designated U.S. bank account. To do this, you must first complete and return a Direct Deposit Authorization Form to EquiServe along with a copy of a voided blank check or savings account deposit slip. This form is not included with your CONOCO CONNECTION material and must be specifically requested from EquiServe by calling (800) 870-2340 or obtained on-line at www.equiserve.com.

     Forms must be received by EquiServe at least seven business days before the dividend record date to be effective for that dividend. Forms received after that date will not become effective until the following dividend. You may discontinue this feature by writing to EquiServe. You must complete a new Direct Deposit Authorization Form if you transfer ownership of shares or otherwise establish a new account with EquiServe, close or change the designated bank account, or are assigned a new account number by your bank. If the proper forms are not completed, you will receive your dividend payment by check.

12. HOW DO I MAKE ADDITIONAL CASH PURCHASES OF COMMON STOCK?

     Additional cash purchases can be made in the following ways:

     - Check or money order. You can make additional cash purchases of common stock by check or money order for a minimum of $50, payable in U.S. dollars to "EquiServe -- Conoco." You should send your additional cash purchase payments to EquiServe together with the tear-off Transaction Form attached to each account statement or, if making an investment while enrolling, with the Enrollment Authorization Form. You should also write your CONOCO CONNECTION account number on the check or money order.

     - Automatic deduction from a bank account. You may make automatic additional cash purchases through an Automated Clearing House withdrawal of a specified amount from a designated account at a U.S. bank or financial institution. You can designate whether you would like funds deducted once or twice per month, either on the first day of the month, the fifteenth day of the month, or both. To do this, you must complete and return an Authorization Form for Automatic Deductions to EquiServe, together with a voided blank check or savings account deposit slip for the account from which funds are to be drawn. You should allow four to six weeks for the first investment to be initiated. Once automatic deductions are initiated, funds will be drawn from your account on the first and/or fifteenth day of each month or the next business day if the first and/or fifteenth are not business days. If you authorize automatic deductions once a month, you can specify whether your deduction will be made on the first or the fifteenth of the month. Automatic deductions will continue until you instruct EquiServe to stop.

     Regardless of how you make your purchase, you will benefit from the full investment of your funds, as both whole and fractional shares are credited to your account.

13. HOW DO I CHANGE OR STOP AUTOMATIC DEDUCTIONS FROM MY BANK ACCOUNT?

     You may change or stop automatic deductions by notifying EquiServe by telephone, mail or fax. You must complete a new Authorization Form for Automatic Deductions when you transfer ownership of your shares or otherwise establish a new account on EquiServe's records, close or change the designated bank account or are assigned a new account number by your bank.

     To be effective with respect to a particular investment date, EquiServe must receive the new Authorization Form for Automatic Deductions at least eight business days before the date that funds are scheduled to be withdrawn from your account.

14. IS THERE ANY LIMIT ON CASH PURCHASES?

     Total cash purchases of common stock may not exceed $250,000 per calendar year, including your initial cash investment, if applicable.

15. HOW ARE SHARES PURCHASED AND PRICED?

     - Source of shares and purchase price. Conoco will decide how EquiServe will purchase shares for CONOCO CONNECTION. We will instruct EquiServe to purchase shares in the open market or to buy newly issued or treasury shares directly from Conoco.

     If EquiServe buys shares in the open market, the purchase price will be the average price paid per share in the period during which shares are purchased. If new shares or treasury shares are issued, the purchase price will be the average of the high and low prices based on the New York Stock Exchange composite transactions tape on the date they are purchased from Conoco.

16. WHEN WILL SHARES BE PURCHASED?


     - Initial cash investments and additional cash purchases. EquiServe will invest funds in Conoco common stock at least once every five business days. EquiServe, not Conoco, will determine the actual investment date. If you sign up to make automatic purchases of common stock by authorizing EquiServe to deduct $50 or more from your bank account either once or twice a month, your payment will be transferred on the first and/or fifteenth of each month (as elected by you) or on the next business day if the first and/or fifteenth are not business days.


      - You will not be paid any interest on amounts held by EquiServe pending investment. EquiServe will return any funds held pending investment, provided that EquiServe receives your request not less than two business days before the date that the funds will be invested.

      - To be sure you receive the next dividend to be paid, initial investments and additional cash purchases of common stock must be received by EquiServe at least eight business days before the record date for that dividend.

     - Reinvested dividends. When EquiServe purchases shares in the open market with dividends to be reinvested, EquiServe will purchase shares at any time beginning on the dividend payment date and ending no later than 30 days after the dividend payment date. If new shares or previously issued shares held in Conoco's treasury are issued, EquiServe will purchase shares from Conoco on the dividend payment date.

     PLEASE NOTE THAT YOU WILL NOT BE ABLE TO INSTRUCT EQUISERVE TO PURCHASE SHARES AT A SPECIFIC DATE, TIME OR PRICE OR SELECT THE BROKER OR DEALER THROUGH WHOM PURCHASES ARE TO BE MADE. IF YOU PREFER TO HAVE CONTROL OVER THE EXACT TIMING AND PRICE OF YOUR PURCHASE, YOU WILL NEED TO USE YOUR OWN BROKER.

17. HOW ARE PAYMENTS WITH "INSUFFICIENT FUNDS" HANDLED?

     In the event that any check or other deposit is returned unpaid for any reason, or your designated U.S. bank account does not have sufficient funds for an automatic debit, EquiServe will consider the request for investment of that purchase null and void and will immediately remove from your account any Conoco shares already purchased in anticipation of receiving those funds. If the net proceeds from the sale of those shares are insufficient to satisfy the balance of the uncollected amounts, EquiServe may sell additional Conoco shares from your account as necessary to satisfy the uncollected balance. There is a fee (currently $25) for any check or other deposit that is returned unpaid by your bank and for any failed automatic deduction from your designated U.S. bank account. This fee will be collected by EquiServe through the sale of the number of Conoco shares from your account necessary to satisfy the fee.

18. WILL I RECEIVE STOCK CERTIFICATES FOR SHARES I PURCHASE THROUGH CONOCO CONNECTION?

     You will not receive stock certificates for shares purchased through CONOCO CONNECTION. EquiServe will credit those shares in book-entry form to an account in your name at EquiServe. Similarly, any stock certificates which you may send to EquiServe for deposit will be converted into book-entry shares and credited to your account.

19. WHAT IS THE "BOOK-ENTRY" PROCEDURE FOR HOLDING AND TRANSFERRING SHARES?

     The book-entry procedure for share ownership is a way for stockholders to hold and transfer their shares without having to use physical stock certificates. Book-entry share ownership provides benefits to Conoco and its stockholders by:

     - eliminating the chance of lost or destroyed certificates;

     - eliminating the need for certificate storage; and

     - reducing the costs associated with the issuance and delivery of stock certificates.

     At any time, you may request and receive stock certificates for whole shares that are held in book-entry form by following the procedures set forth in Question 20, How do I get a stock certificate for the shares credited to my account? You may also sell shares held in book-entry form by following the procedures set out in Question 22, How do I sell shares?

20. HOW DO I GET A STOCK CERTIFICATE FOR THE SHARES CREDITED TO MY ACCOUNT?

     To obtain stock certificates for all or some of your shares, you can access your account via the Internet at www.equiserve.com, or call, write or fax EquiServe. This service is free.

     Certificates are normally issued within two days after receipt of your request and will be issued to you and registered in your name. Stock certificates for fractional shares cannot be issued. If you request a certificate for all shares credited to your account, a certificate will be issued for the whole shares and a check payment will be made for any remaining fractional share. That cash payment will be based upon the then-current market price of the common stock, less any service fee and applicable brokerage commission.

21. WHY SHOULD I DEPOSIT MY STOCK CERTIFICATES WITH EQUISERVE? HOW CAN I DO
    THIS?

     Your stock certificates are valuable and expensive to replace if lost or stolen. CONOCO CONNECTION offers you the convenience of depositing your stock certificates for conversion into book-entry shares at any time.

     Once converted, your book-entry shares are credited to your account and may be transferred or sold through CONOCO CONNECTION in the same convenient way as those shares you acquire through CONOCO CONNECTION.

     Depositing your stock certificates does not require that you reinvest your dividends.

     To deposit stock certificates into your CONOCO CONNECTION account, send the unendorsed certificates to:

     CONOCO CONNECTION
     C/O EQUISERVE
     P.O. BOX 2598
     JERSEY CITY, NJ 07303-2598

     To insure against loss resulting from mailing certificates, EquiServe will provide limited mailing insurance free of charge. To be eligible for certificate mailing insurance, you must observe the following guidelines. Certificates must be mailed in brown, pre-addressed return envelopes provided by EquiServe. Certificates mailed to EquiServe will be insured for the current market value (up to $25,000) provided they are mailed first class. You must notify EquiServe of any lost certificate claim within 30 calendar days of the date the certificates were mailed. The maximum insurance protection provided is $25,000 and coverage is available only when the certificate(s) are sent to EquiServe in accordance with the guidelines described above.

     Insurance covers the replacement of shares of Conoco stock, but in no way protects against any loss resulting from fluctuations in the value of such shares from the time you mail the certificates until such time as replacement can be completed.

     If you do not use the brown, pre-addressed envelope provided by EquiServe, certificates mailed should be insured for possible mail loss for 2% of the market value (minimum of $20). This represents your approximate replacement cost if the certificates are lost in transit to EquiServe. If you wish to deposit common stock with a market value greater than $25,000, please call EquiServe for instructions.

     There is no charge for depositing your stock certificates. You also may request a stock certificate for any of your deposited shares at any time, free of charge. See Question 20, How do I get a stock certificate for the shares credited to my account?

22. HOW DO I SELL SHARES?

     To sell any shares that you hold in stock certificate form through CONOCO

CONNECTION, they must first be converted into book-entry shares and credited to your account with EquiServe.

     You can sell any of the shares credited to your account with EquiServe by accessing your account via the Internet at www.equiserve.com, telephoning EquiServe, or completing the Transaction Form attached to your CONOCO CONNECTION account statement and returning it to EquiServe by fax or mail.

     If you have elected to receive cash dividends on some of your shares and reinvest dividends on the balance of your shares, unless you specify otherwise, the shares on which you are reinvesting dividends will be used to fill the sale order first. If those shares are insufficient to fill the sale order, shares on which you have elected to receive cash dividends will also be sold.

     EquiServe will sell shares daily on the open market through its designated broker. To be processed the same day, all sale requests must be received before 1:00 p.m. (Eastern time) on a business day during which EquiServe and the relevant securities trading markets are open. The sales price will be the average price per share received by EquiServe for all sales made that day for CONOCO CONNECTION participants. The cash proceeds that you will receive for the shares sold will be equal to this average sales price minus the $10 service charge per sale and the brokerage commission on the shares sold. See Question 7, Are there fees associated with participation?

     YOU SHOULD BE AWARE THAT THE PRICE OF CONOCO COMMON STOCK MAY RISE OR FALL DURING THE PERIOD BETWEEN A REQUEST FOR SALE, ITS RECEIPT BY EQUISERVE AND THE ULTIMATE SALE ON THE OPEN MARKET. INSTRUCTIONS SENT TO EQUISERVE ARE BINDING AND MAY NOT BE RESCINDED.

     PLEASE NOTE THAT EQUISERVE WILL NOT ACCEPT INSTRUCTIONS TO SELL ON SOME LATER DAY OR AT A SPECIFIC TIME OR PRICE. IF YOU WANT TO HAVE CONTROL OVER THE EXACT TIMING AND SALES PRICES, YOU CAN WITHDRAW THE SHARES YOU WISH TO SELL AND SELL THEM THROUGH YOUR OWN BROKER.

23. CAN I TRANSFER MY SHARES TO SOMEONE ELSE?


     To transfer some or all of your shares to another person or entity, simply call EquiServe. You will be asked to send EquiServe written transfer instructions, or you can fill out the transfer instructions on the reverse of the Transaction Form attached to your account statement. Your signature must be "Medallion Guaranteed" by a financial institution. Most banks and brokers participate in the Medallion Guarantee program. The Medallion Guarantee program ensures that the individual signing is in fact the owner of the shares being transferred. A notary is not sufficient. Once EquiServe receives all of the necessary forms and documents, your request will be processed promptly. This service is free.


     You may transfer shares to new or existing Conoco stockholders. However, a CONOCO CONNECTION account will not be opened for a transferee as a result of a transfer of less than one full share.

24. WHAT REPORTS WILL I RECEIVE?

     To help you in your record keeping, EquiServe will send you the following information:

     - For each initial cash investment, additional cash purchase, sale or transfer that you make or receive, a statement detailing the transaction;

     - For each dividend reinvested, a statement detailing all activity in your account for that calendar year; and

     - For any transactions you make after the fourth quarter dividend, an updated cumulative statement detailing all activity in your account for that year.

     IT IS VERY IMPORTANT TO RETAIN YOUR STATEMENTS IN A SAFE PLACE FOR TAX PURPOSES. EQUISERVE WILL CHARGE YOU $5 FOR EACH DUPLICATE STATEMENT YOU REQUEST FOR ACCOUNT ACTIVITY OLDER THAN TWO CALENDAR YEARS.

     In addition to reports regarding CONOCO CONNECTION, you will receive copies of the same communications sent to all other holders of Conoco common stock, such as annual reports and proxy statements. You will also receive any Internal Revenue Service information returns, if required.

25. WHAT ARE THE TAX CONSEQUENCES OF PARTICIPATING IN CONOCO CONNECTION?

     All the dividends paid to you -- whether or not they are reinvested -- are considered taxable income to you in the year they are paid by Conoco. Also, the Internal Revenue Service will treat as taxable income to you any brokerage commissions that Conoco pays on your behalf for purchases of shares through CONOCO CONNECTION. The total amount will be reported to you and to the Internal Revenue Service on IRS Form 1099-DIV shortly after the close of each year.

     All shares of Conoco common stock that are sold through EquiServe will be reported to the IRS as required by law. IRS Form 1099-B will be mailed shortly after the close of each year to all those who sold stock through CONOCO CONNECTION. The 1099-B form will include only proceeds you received from the sale of your shares. You are responsible for calculating the cost basis of the shares you sold and any gain or loss on the sale.

     BE SURE TO KEEP YOUR ACCOUNT STATEMENTS FOR INCOME TAX PURPOSES. IF YOU HAVE QUESTIONS ABOUT THE TAX IMPACT OF ANY TRANSACTIONS YOU ARE CONTEMPLATING, PLEASE CONSULT YOUR OWN TAX ADVISOR.

26. WILL FEDERAL INCOME TAX BE WITHHELD FROM DIVIDENDS OR SALES PROCEEDS?

     - United States stockholders:

      - Federal law requires EquiServe to withhold 30.5% on or after August 7, 2001 and 30% on or after January 1, 2002 of the amount of dividends and the proceeds of any sale of shares if:

        - you fail to certify (either on your Initial Investment Form or on Form W-9) to EquiServe that you are not subject to backup withholding, that the taxpayer identification number on your account is correct and that you are a U.S. person (including a U.S. resident alien); or

        - the IRS notifies Conoco or EquiServe that you are subject to backup withholding.

      - Any amounts withheld will be deducted from your dividends and/or from the proceeds of any sale of your shares, and the remaining amount will be reinvested or paid as you have instructed.

      - You may obtain a W-9 by calling EquiServe and on the Internet at www.equiserve.com.

     - Foreign stockholders:

     Any required United States income tax withholding will be deducted from dividends and/or sale proceeds and the remaining amount will be reinvested or paid as you have instructed.

27. WHAT IF CONOCO ISSUES A STOCK DIVIDEND OR DECLARES A STOCK SPLIT OR RIGHTS OFFERING?

     If Conoco declares a stock split or stock dividend, the new shares will be added to your account or distributed in the form of a stock certificate at the discretion of Conoco.

     In the event of a stock subscription or other offering of rights to stockholders, your rights will be based on the shares held in your account plus any shares you hold that are represented by stock certificates. A single set of materials will be distributed that will allow you to exercise your rights for all shares you own.

28. HOW DO I VOTE MY CONOCO CONNECTION SHARES AT STOCKHOLDER MEETINGS?

     For every stockholder meeting, you will receive a proxy that will cover the whole Conoco shares you hold in book-entry form credited to your account and in the form of physical stock certificates. The proxy will allow you to indicate how you want your shares to be voted. Fractional shares will not be voted. Your shares will be voted only as you indicate, according to the instructions provided on the proxy card and in the materials accompanying the proxy.

29. CAN CONOCO CONNECTION BE CHANGED OR TERMINATED?

     Conoco can change, suspend or terminate CONOCO CONNECTION at any time. Conoco also reserves the right to terminate any participant's participation in CONOCO CONNECTION for any reason at its sole discretion. We will send you written notice of any significant changes or upon termination. Changes, suspensions or termination will not affect your rights as a stockholder in any way. Any book-entry shares you own will continue to be credited to your account unless you specifically request otherwise.

30. WHAT ARE THE RISKS OF PARTICIPATING IN CONOCO CONNECTION?

     - You bear all risk of loss that may result from market fluctuations in the price of Conoco common stock. Your investment risks in Conoco shares acquired under CONOCO CONNECTION are no different from your investment risks in shares of Conoco common stock you acquire in the open market. Neither Conoco nor EquiServe can assure you a profit or protect you against any loss on shares that are purchased through CONOCO CONNECTION.

     - By establishing CONOCO CONNECTION, Conoco does not guarantee the payment of future dividends. Conoco's stockholders may not receive future dividends. The amount of cash dividends, if any, to be declared and paid will depend upon declaration by Conoco's board of directors and upon Conoco's financial condition, results of operations, cash flow, the level of its capital and exploration expenditures, its future business prospects and other related matters that Conoco's board of directors deem relevant.

     - Conoco and EquiServe will interpret and regulate the operation of CONOCO CONNECTION as they believe appropriate. Neither Conoco, EquiServe, nor any of their successors or any other person providing services to CONOCO CONNECTION will be responsible for any good-faith acts or omissions when operating or administering CONOCO

      CONNECTION. For example, they are not responsible for:

      - the failure to discontinue reinvestment of dividends or additional cash purchases for a participant's account when the participant dies;

      - the price at which Conoco common stock is purchased or sold; or

      - the timing of any purchases or sales.

     However, by participating in CONOCO CONNECTION, you will not waive any legal rights you otherwise may have.

31. WHAT LAW APPLIES TO CONOCO CONNECTION?

     Delaware law governs the terms and conditions in this document, as well as those that are described in detail on all forms and account statements.

32. HOW WILL CONOCO USE THE PROCEEDS FROM ITS SALE OF STOCK?

     Conoco currently anticipates that all purchases by CONOCO CONNECTION will be made on the open market. Conoco will not receive any proceeds from these purchases. However, if CONOCO CONNECTION purchases are made from newly issued shares or previously issued shares held in Conoco's treasury, Conoco will receive the proceeds and use them for general corporate purposes. We are unable to estimate the total amount of these shares or proceeds.

33. HOW CAN I FIND MORE INFORMATION ABOUT CONOCO?

     - Conoco files annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W.,

      Washington, D.C. 20549. You can obtain information about the operation of the SEC's Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at www.sec.gov. You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.



     - This prospectus is part of a registration statement we have filed with the SEC relating to the Conoco common stock. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC's Public Reference Room or through its web site.


     - The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the common stock offered hereby. The documents we incorporate by reference are:

      - our annual report on Form 10-K for the fiscal year ended December 31, 2000;

      - our quarterly reports on Form 10-Q for the quarter ended March 31, 2001, as filed with the SEC on May 10, 2001, and for the quarter ended June 30, 2001, as filed with the SEC on August 8, 2001;



      - our current reports on Form 8-K as filed with the SEC on February 22, 2001, February 23, 2001, July 17, 2001, July 31, 2001 (as amended by a
        Form 8-K/A filed with the SEC on September 10, 2001, which includes, among other financial statements, updated historical financial statements of Conoco as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000), September 17, 2001, September 20, 2001 and September 24, 2001; and



      - the description of Conoco common stock and associated rights to purchase preferred stock, which trade together with the common stock, contained in our Registration Statement on Form 8-A as filed with the SEC on September 28, 2001.


     - You may request a copy of these filings (other than an exhibit to those filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

     CONOCO INC.
     SHAREHOLDER RELATIONS DEPARTMENT
     P.O. BOX 2197
     HOUSTON, TEXAS 77079-2197
     TELEPHONE: (281) 293-6800

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH OTHER INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THE PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS (OCTOBER 5,
2001).


                                    EXPERTS


     The historical financial statements of Conoco as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 incorporated in this prospectus by reference to the Current Report on Form 8-K/A of Conoco filed with the SEC on September 10, 2001 and the financial statement schedule incorporated in this prospectus by reference to the Annual Report on Form 10-K of Conoco for the year ended December 31, 2000 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



     The consolidated financial statements of Gulf Canada Resources Limited at December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, incorporated in this prospectus by reference to Conoco's Current Report on Form 8-K/A filed with the SEC on September 10, 2001, have been audited by Ernst & Young LLP, independent chartered accountants, as set forth in their report included therein, and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


                                 LEGAL MATTERS

     Baker Botts L.L.P., Houston, Texas, will pass upon the validity of the Conoco common stock issuable under CONOCO CONNECTION.

CORRESPONDENCE

     For stockholder and CONOCO CONNECTION inquiries, contact EquiServe:

     CONOCO CONNECTION
     c/o EquiServe
     P.O. Box 2598
     Jersey City, NJ 07303-2598
     Telephone: (800) 317-4445

     Outside the U.S. and Canada: (201) 324-0313
     TDD: (201) 222-4955

     If you wish to contact Conoco directly, you may write to or call:

     Conoco Inc.
     Shareholder Relations Department
     P.O. Box 2197
     Houston, TX 77252-2197
     Telephone: (281) 293-6800
     shareholder.relations@usa.conoco.com

     THIS PROSPECTUS SHOULD BE RETAINED FOR FUTURE REFERENCE.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     Set forth below is a table of the registration fee for the Securities and Exchange Commission and estimates of all other expenses to be incurred in connection with the issuance and distribution of the securities described in this Registration Statement, other than underwriting discounts and commissions:



SEC registration fee........................................  $ 12,615
Blue sky fees and expenses..................................     2,000
Printing expenses...........................................   150,000
Legal fees and expenses.....................................    25,000
Accounting fees and expenses................................     5,000
Miscellaneous...............................................     5,385
                                                              --------
          Total.............................................  $200,000
                                                              ========



INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any of the following:

     - any breach of the director's duty of loyalty to the corporation or its stockholders,

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     - payments of unlawful dividends or unlawful stock repurchases or redemptions, or

     - any transaction from which the director derived an improper personal benefit.

     Article 5E(2) of the certificate of incorporation of Conoco (the "Registrant") provides that no director shall be personally liable to Conoco or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any of the following:

     - any breach of the director's duty of loyalty to Conoco or its stockholders,

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     - liabilities pursuant to section 174 of the Delaware General Corporation Law, or

     - any transaction from which the director derived an improper personal benefit. Any repeal or modification of such Article 5E(2) shall not adversely affect any right or protection of a director of the Registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. Conoco's by-laws provide for indemnification of directors and officers to the maximum extent permitted by Delaware law.

     Conoco has entered into indemnification agreements with each of its directors. Such agreements provide that, to the fullest extent permitted by applicable law, Conoco shall indemnify and hold each director harmless from and against any and all losses and expenses whatsoever (i) arising out of any event or occurrence related to the fact that such director is or was a director or officer of Conoco, is or was serving in another capacity with Conoco, consented to be named as a person to be elected as a director of Conoco in connection with Conoco's initial public offering of common stock, or by reason of anything done or not done by such director in such capacity and (ii) incurred in connection with any threatened, pending or completed legal proceeding.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:


      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
           3.1           -- Second Amended and Restated Certificate of Incorporation
                            of Conoco Inc. (incorporated by reference to Exhibit 3.1
                            filed as part of Conoco's Form 10-Q for the quarter ended
                            September 30, 1998, File No. 001-14521).
           3.2           -- Form of Restated Certificate of Incorporation of Conoco
                            Inc. (incorporated by reference to Appendix B filed as
                            part of Conoco's Proxy Statement filed with the SEC on
                            August 3, 2001, File No. 001-14521).
           3.3           -- By-laws of Conoco Inc., as amended as of September 4,
                            2001.
           4.1           -- Specimen Certificate for shares of Common Stock
                            (incorporated by reference to Exhibit 4.1 of Conoco's
                            Registration Statement on Form 8-A filed with the SEC on
                            September 28, 2001, File No. 001-14521 (the "Form 8-A").
           4.2           -- Rights Agreement dated as of October 19, 1998 between
                            Conoco and EquiServe Trust Company, N.A., as successor
                            rights agent to First Chicago Trust Company of New York
                            (the "Rights Agent") (incorporated by reference to
                            Exhibit 4.4 of the Registration Statement of Conoco on
                            Form S-8, Registration No. 333-65977).
           4.3           -- Amendment to Rights Agreement dated as of October 20,
                            1998 between Conoco and the Rights Agent (incorporated by
                            reference to Exhibit 4.6 of the Registration Statement of
                            Conoco on Form S-8, Registration No. 333-65977).
           4.4           -- Second Amendment to Rights Agreement dated as of July 29,
                            1999 between Conoco and the Rights Agent (incorporated by
                            reference to Exhibit 4.1 of Conoco's Form 10-Q for the
                            quarter ended June 30, 1999, File No. 001-14521).
           4.5           -- Form of Third Amendment to Rights Agreement between
                            Conoco and the Rights Agent, which includes as Exhibit A
                            the form of Certificate of Designations, Preferences and
                            Rights of Series A Junior Participating Preferred Stock,
                            as Exhibit B the form of Rights Certificate and as
                            Exhibit D the Summary of Rights to Purchase Preferred
                            Stock (incorporated by reference to Exhibit 4.5 of the
                            Form 8-A).
           5.1           -- Opinion of Baker Botts L.L.P. regarding the legality of the shares being registered.
          23.1           -- Consent of PricewaterhouseCoopers LLP.
          23.2           -- Consent of Ernst & Young LLP.
          23.3           -- Consent of Baker Botts L.L.P. (contained in Exhibit 5.1).
         +24.1           -- Powers of Attorney (included on the signature page of the
                            Registration Statement).


---------------


+ Previously filed.


UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act:

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the

        Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and
(a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registrations Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 5, 2001.


                                            CONOCO INC.


                                            By:   /s/ RICK A. HARRINGTON

                                              ----------------------------------

                                                Name: Rick A. Harrington


                                                Title:Senior Vice President,
                                                      Legal and General Counsel



     Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on October 5, 2001.



                      SIGNATURE                                            TITLE
                      ---------                                            -----
                          *                            Chairman, President and Chief Executive
-----------------------------------------------------    Officer
                  Archie W. Dunham

                          *                            Senior Vice President, Finance, and Chief
-----------------------------------------------------    Financial Officer (Principal Financial
                  Robert W. Goldman                      Officer)

                          *                            Controller (Principal Accounting Officer)
-----------------------------------------------------
                   W. David Welch

                          *                            Director
-----------------------------------------------------
                Kenneth M. Duberstein

                          *                            Director
-----------------------------------------------------
                   Ruth R. Harkin

                          *                            Director
-----------------------------------------------------
                  Charles C. Krulak

                          *                            Director
-----------------------------------------------------
                 Frank A. McPherson

                          *                            Director
-----------------------------------------------------
                  William K. Reilly

                          *                            Director
-----------------------------------------------------
                  William R. Rhodes

                          *                            Director
-----------------------------------------------------
                  A.R. Sanchez, Jr.

                          *                            Director
-----------------------------------------------------
                 Franklin A. Thomas

             *By: /s/ RICK A. HARRINGTON
  -------------------------------------------------
                 Rick A. Harrington
                  Attorney-in-Fact

                                 EXHIBIT INDEX


      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
           3.1           -- Second Amended and Restated Certificate of Incorporation
                            of Conoco Inc. (incorporated by reference to Exhibit 3.1
                            filed as part of Conoco's Form 10-Q for the quarter ended
                            September 30, 1998, File No. 001-14521).
           3.2           -- Form of Restated Certificate of Incorporation of Conoco
                            Inc. (incorporated by reference to Appendix B filed as
                            part of Conoco's Proxy Statement filed with the SEC on
                            August 3, 2001, File No. 001-14521).
           3.3           -- By-laws of Conoco Inc., as amended as of September 4,
                            2001.
           4.1           -- Specimen Certificate for shares of Common Stock
                            (incorporated by reference to Exhibit 4.1 of Conoco's
                            Registration Statement on Form 8-A filed with the SEC on
                            September 28, 2001, File No. 001-14521 (the "Form 8-A").
           4.2           -- Rights Agreement dated as of October 19, 1998 between
                            Conoco and EquiServe Trust Company, N.A., as successor
                            rights agent to First Chicago Trust Company of New York,
                            as Rights Agent (the "Rights Agent") (incorporated by
                            reference to Exhibit 4.4 of the Registration Statement of
                            Conoco on Form S-8, Registration No. 333-65977).
           4.3           -- Amendment to Rights Agreement dated as of October 20,
                            1998 between Conoco and the Rights Agent (incorporated by
                            reference to Exhibit 4.6 of the Registration Statement of
                            Conoco on Form S-8, Registration No. 333-65977).
           4.4           -- Second Amendment to Rights Agreement dated as of July 29,
                            1999 between Conoco and the Rights Agent (incorporated by
                            reference to Exhibit 4.1 of Conoco's Form 10-Q for the
                            quarter ended June 30, 1999, File No. 001-14521).
           4.5           -- Form of Third Amendment to Rights Agreement between
                            Conoco and the Rights Agent, which includes as Exhibit A
                            the form of Certificate of Designations, Preferences and
                            Rights of Series A Junior Participating Preferred Stock,
                            as Exhibit B the form of Rights Certificate and as
                            Exhibit D the Summary of Rights to Purchase Preferred
                            Stock (incorporated by reference to Exhibit 4.5 of the
                            Form 8-A).
           5.1           -- Opinion of Baker Botts L.L.P. regarding the legality of the shares being registered.
          23.1           -- Consent of PricewaterhouseCoopers LLP.
          23.2           -- Consent of Ernst & Young LLP.
          23.3           -- Consent of Baker Botts L.L.P. (contained in Exhibit 5.1).
         +24.1           -- Powers of Attorney (included on the signature page of the
                            Registration Statement).


---------------


+ Previously filed.